Exhibit 2.2
JETSTAR CONSOLIDATED HOLDINGS, INC.
750 N. ST. PAUL, SUITE 530
Dallas, Texas 75201
March 5, 2007
VIA E-MAIL
Basic Energy Services, Inc.
400 W. Illinois, Suite 800
Midland, TX 79701
Attention: Kenneth V. Huseman
Dear Ken:
     Re: Amendment to Merger Agreement
     Reference is hereby made to that certain Agreement and Plan of Merger, dated as of January 8, 2007 (the “Merger Agreement”), among Basic Energy Services, Inc. (“Basic”), JS Acquisition LLC, an indirect and wholly owned subsidiary of Basic (“Merger Sub”), and JetStar Consolidated Holdings, Inc. (“JetStar”). Capitalized terms used in this letter agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
     This letter agreement (the “Letter Agreement”) addresses our mutual understanding regarding the resolution of various matters related to the satisfaction of the conditions to the Closing set forth in Article VI of the Merger Agreement. Each of Basic, Merger Sub and JetStar agree that, by executing and delivering this Letter Agreement, they are making binding promises to each other, supported by good and valuable consideration, including the parties’ respective rights to assert claims against each other with respect to the matters set forth herein. Specifically, the parties hereto have held numerous discussions regarding the resolution of disputes over:
A.	the presence or Release into the environment of Hazardous Materials, circumstances forming the basis of violations or alleged violations of applicable Environmental Law, and alleged Environmental Defects, in each case at or related to JetStar’s Borger facility, or at or related to any surrounding properties, or arising from or relating to the operation thereof, whether or not owned by JetStar or any of its Subsidiaries, (the “Borger Environmental Claims”);

B.	the calculation of capital expenditures for purposes of determining Net Working Capital under Section 2.5(d)(iv) of the Merger Agreement; and

Basic Energy Services, Inc.
March 5, 2007

C.	compliance by Basic and Merger Sub with the provisions of Section 5.4(a)(ii) of the Merger Agreement as it relates to Basic’s environmental inspection of various JetStar locations.
     Each of Basic and Merger Sub, on the one hand, and JetStar, on the other hand, hereby agree to the following in full resolution of the matters referenced above and in order to induce the other party(ies) to effect the Closing:
     1. Termination of Borger Lease. JetStar Energy Services, Inc. (“JSES”) and Ray Mac Energy, Ltd. (“Lessor”) are parties to a lease agreement, dated February 14, 2006, (the “Borger Lease”). JetStar agrees to terminate the Borger Lease on or prior to the Closing pursuant to a letter agreement between Lessor and JSES, a copy of which is attached to this Letter Agreement as Exhibit A (the “Borger Lease Termination Letter”). JetStar will pay, or will cause JSES to pay, the costs associated with the termination of the Borger Lease as set forth in the Borger Lease Termination Letter. Basic and Merger Sub hereby agree that neither (i) the execution and delivery of the Borger Lease Termination Letter by JSES nor (ii) the exercise by JSES of the right to terminate the Borger Lease in accordance with the terms of the Borger Lease Termination Letter (including payment of any amounts due thereunder or under the Borger Lease), or (iii) any of the effects thereof, has caused or will cause a breach of any representation, warranty or covenant of JetStar made or given pursuant to the Merger Agreement.
     2. Incentives Agreement. JSES and the Borger Economic Development Council (the “BEDC”) are parties to an Incentives Agreement, dated as of February 27, 2006 (the “Incentives Agreement”). Under the Incentives Agreement, JSES is required to, among other things, maintain and operate a viable oilfield services business in Borger, Texas until at least February 2011. Failure to do so will constitute a breach of the Incentives Agreement and entitle the BEDC to the payment of liquidated damages under Section 2.03 of the Incentives Agreement. JetStar hereby agrees to terminate the BEDC Agreement on or prior to the Closing pursuant to the letter agreement between JSES and the BEDC, a copy of which is attached to this Letter Agreement as Exhibit B (the “BEDC Termination Letter”). JetStar will pay, or will cause JSES to pay, all costs associated with the termination of the Incentives Agreement as set forth in the BEDC Termination Letter. Basic and Merger Sub hereby agree that neither (i) the execution and delivery of the BEDC Termination Letter by JSES nor (ii) the exercise by JSES of the right to terminate the Incentives Agreement in accordance with the terms of the BEDC Termination Letter (including payment of any amounts due thereunder ), or (iii) any of the effects thereof, has caused or will cause a breach of any representation, warranty or covenant of JetStar made or given pursuant to the Merger Agreement.
     3. Capital Expenditures. The parties hereby agree that the amounts expended by JetStar or its Subsidiaries between the date of the Merger Agreement and the Closing for capital expenditures in accordance with the budget and capital expenditure schedule set forth on

Basic Energy Services, Inc.
March 5, 2007

Schedule 5.1(b)(xii) of the JetStar Disclosure Letter or otherwise with the written consent of Basic shall be as set forth on Schedule 5.1(b)(xii) attached hereto.
     4. Environmental Claims. (a) This Letter Agreement serves as the notice contemplated by Section 2.7 of the Merger Agreement. Basic, Merger Sub and JetStar hereby agree that the amount of estimated Environmental Remediation Costs is $270,000, and that the condition to the Closing set forth in Section 6.1(e) of the Merger Agreement has been satisfied. Additionally, Basic, Merger Sub and JetStar hereby agree that all Environmental Remediation Costs that are also Buyer Indemnified Losses shall be subject to the Deductible.
     (b) Additionally, Basic, Merger Sub and JetStar hereby agree that no Indemnified Buyer Losses resulting from, related to or arising out of any Borger Environmental Claims shall be payable under Section 8.1 of the Merger Agreement until the total of all such Indemnified Buyer Losses resulting from or arising out of any Borger Environmental Claims exceeds Two Million Dollars ($2,000,000) (the “Borger Environmental Deductible”), and then only the excess amounts above the Borger Environmental Deductible shall be recoverable by the Buyer Indemnified Persons. Buyer Indemnified Losses in respect of Borger Environmental Claims shall not be applied to the Deductible.
     (c) Neither the Estimated Closing Statement nor the Final Closing Statement will contain any accruals or reserves in respect of costs, damages or expenses related to the presence or Release into the environment of Hazardous Materials, circumstances forming the basis of violations or alleged violations of applicable Environmental Law or alleged Environmental Defects, in each case at or related to any facility of JetStar or any of its Subsidiaries, at or related to any surrounding properties, or arising from or related to the operation thereof, whether or not owned by JetStar or any of its Subsidiaries.
     5. JetStar Stockholder Approval. Promptly after the execution hereof, JetStar shall take all reasonable steps to allow the stockholders of JetStar to adopt and approve this Letter Agreement as an amendment to the Merger Agreement and the transactions contemplated hereby by written consent, in accordance with applicable laws and JetStar’s certificate of incorporation and bylaws. JetStar will take all action required by Section 228 of the DGCL and its certificate of incorporation and bylaws to provide to the holders of JetStar Shares as of the date of this Letter Agreement, other than holders who execute and deliver consents approving this Letter Agreement pursuant to Section 228 of the DGCL, notice of action taken by written consent of stockholders for purposes of obtaining the JetStar Requisite Vote with regard to this Letter Agreement. It shall be an additional condition to the closing of this Merger under Section 6.1 of the Merger Agreement that holders of at least 92% of the outstanding voting power of the JetStar Shares shall have executed written consents with respect to such shares approving this Letter Agreement in accordance with this Section 5.

Basic Energy Services, Inc.
March 5, 2007

     6. Binding Agreement. The parties hereto agree that this Letter Agreement (i) is entered into in connection with and shall be construed as an amendment to the Merger Agreement, (ii) upon receipt of the JetStar Requisite Vote with respect to this Letter Agreement, shall along with the Merger Agreement (as amended hereby) govern the terms of the Merger, (iii) is supported by good and valuable consideration, and, (iv) upon receipt of the approval of the stockholders of JetStar by the JetStar Requisite Vote, is valid and binding upon the parties hereto. Except as amended hereby, the Merger Agreement shall continue in full force and effect.
     7. Duration of Letter Agreement. This Letter Agreement shall be void ab inito if the Closing shall not have occurred by March 19, 2007.
     8. Miscellaneous. This Letter Agreement, along with the Merger Agreement, embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. This Letter Agreement may not be amended, supplemented or modified except in a writing signed by all parties hereto. The headings set forth in this Letter Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect. This Letter Agreement may be executed in one or more counterparts, with all such counterparts constituting a single instrument. This Letter Agreement may be executed by facsimile signature. The holders of JetStar Shares, options and warrants outstanding immediately prior to the Effective time are intended third party beneficiaries of this Letter Agreement. This Letter Agreement, and all claims and causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this agreement or the negotiation, execution or performance of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any notice required or made pursuant to this Letter Agreement shall be effective as set forth in Section 9.2 of the Merger Agreement.
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Basic Energy Services, Inc.
March 5, 2007

     If the foregoing accurately reflects your understanding, please execute the acknowledgement set forth below and return a copy to me at your earliest convenience.

Very truly yours, JETSTAR CONSOLIDATED HOLDINGS, INC.
By:	/s/ Jim Collet
	Name:	Jim Collet
	Title:	President

Agreed to and Accepted this 5th day of March, 2007.

BASIC ENERGY SERVICES, INC.
By:	/s/ Thomas M. Patterson
	Name:	Thomas M. Patterson
	Title:	Vice President

JS ACQUISITION LLC
By:	/s/ Thomas M. Patterson
	Name:	Thomas M. Patterson
	Title:	Vice President

cc:	David Buck and Mark Young Clark R. Crosnoe Michael Weinber